Exhibit 10.9
ALLEGHENY ENERGY, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
Amended and Restated as of January 1, 2008
          Allegheny Energy, Inc. (the “Company”) hereby establishes the Allegheny Energy, Inc. Nonqualified Deferred Compensation Plan (the “Plan”).
     1. Purpose And Effective Date. The purpose of the Plan is to provide tax-deferred savings to a select group of key executive – level employees by allowing them to elect to defer compensation otherwise payable to them under the Company’s Annual Incentive Plan (the “AIP”). This Plan originally became effective upon its approval by the Company’s Board of Directors (the “Board”). The Plan is hereby amended and restated effective January 1, 2008 to update the Plan for certain changes in the applicable law and to make certain other clarifying changes.
     2. Administration. Subject to all applicable legal requirements, including without limitation, compliance with securities, tax or other laws, or rules, regulations or regulatory interpretations thereof, applicable to the Plan, or the requirements of the exchanges, and any requirements of other governmental or regulatory authorities, the Plan shall be administered by the Management Compensation and Development Committee of the Board (the “Committee”), which shall have the sole authority to construe and interpret the terms and provisions of the Plan. The Committee’s actions shall be final and binding on all persons and parties. The Committee may retain any accounting, legal, clerical and other services reasonably required by it in the administration of the Plan. The Committee may agree to pay reasonable compensation for such services, and the Company shall pay all of the reasonable expenses of the administration of the Plan. In addition, the Committee shall establish a process for (i) Plan participants and beneficiaries to submit claims and (ii) making decisions on claims under the Plan.
     3. Eligibility and Participation.
     3.1 Eligibility to participate in the Plan is limited to employees of the Company at the level of director or above who are then eligible for participation in the AIP.
     3.2 Each individual eligible to participate shall become a participant (a “Participant”) by electing, pursuant to a deferred compensation election form provided by or acceptable to the Committee, to defer receipt of a percentage of “Eligible Compensation” otherwise payable to such Participant with respect to such calendar year. A deferral election shall be irrevocable for the calendar year for which it is made and shall terminate automatically at the end of such calendar year. For the purposes hereof, a Participant’s “Eligible Compensation” with respect to any calendar year shall mean the amount, if any, of the award payable to such Participant with respect to such year under the AIP (with such amount being ordinarily payable in the following year absent a deferral election hereunder). No deferral election may reduce a Participant’s compensation below the amount necessary to satisfy applicable employment taxes, the withholding requirements under applicable law and the amount of any contributions which the individual may be required to make or may have elected to make under other benefit plans.

     3.3 The Plan’s initial plan year shall begin on the date on which this Plan is adopted by the Board and end on December 31, 2004. Each Participant who wishes to participate in the Plan and defer a portion of his or her Eligible Compensation with respect to the initial plan year must submit an election form no later than thirty days after the date this Plan is adopted by the Board.
     3.4 Subsequent plan years shall begin on January 1 and end on December 31. Each eligible individual who wishes to participate in the Plan and defer a portion of his or her Eligible Compensation must submit an election form no later than December 20 of the year immediately prior to the plan year with respect to which the election is to be effective, or as otherwise determined by the Committee. If an individual becomes eligible for the Plan after the first day of any plan year, he or she must file an election with the Committee no later than 30 days after such individual becomes eligible to participate in the Plan; provided, however, that such election shall apply only to Eligible Compensation earned after the date of such election.
     3.5 A Participant shall continue to be a Participant until the entire amount due under the Plan, if any, is paid to the Participant and/or his or her beneficiary. Each Participant shall be bound by all of the terms and conditions of the Plan, all rules and regulations established from time to time by the Committee and all decisions made by the Committee in accordance with the Plan. Each Participant must furnish to the Committee all pertinent information and execute all forms, agreements and other instruments requested by the Committee.
     4. Crediting of Accounts.
     4.1 The Committee shall establish a bookkeeping account (the “Account”) on behalf of each Participant under the Plan. For each plan year, the Committee shall accrue the amount of Eligible Compensation elected by the Participant to be deferred under the Plan and credit each Participant’s Account with such amount on the date such Eligible Compensation would have otherwise been payable to the Participant in the absence of an election hereunder. The Committee shall credit and/or debit each Participant’s Account based upon the performance of a Participant’s deemed investments in a manner and at times prescribed by the Committee.
     4.2 A Participant may elect in a manner prescribed by the Committee to have a specified percentage of his or her Account invested in one or more investment option(s) made available by the Committee from time to time. In accordance with any procedures established by the Committee, each Participant may elect to change the deemed investment(s) of all or a portion of his or her Account among the investment options then allowed by the Plan. The Participant shall assume all risks in connection with the value credited (or debited) to the Participant’s Account as a result of his or her election. The Committee, in its sole discretion, may add, delete or otherwise alter the investment options at any time. Notwithstanding the foregoing, the investment options made available to Participants under the Plan shall be comparable to those which a participant may elect under the Allegheny Energy Employee Stock Ownership and Savings Plan.
     4.3 Statements will be sent to Participants following the end of each year as to the value of their Accounts as of December 31 of such year.
     5. Payment of Benefits.

     5.1 Each Participant shall be 100% vested at all times in amounts held in his or her Account.
     5.2 At the time that a Participant makes an election to defer Eligible Compensation for a particular calendar year as described in Section 3, the Participant shall make an irrevocable distribution election to have the Eligible Compensation deferred for such calendar year (and any interest or earnings accrued thereon) distributed to him in a single lump-sum cash payment no later than 30 business days after: (i) the first day of a calendar year that is no less than 12 months and a day from the date of the distribution election, or (ii) the date that the Participant has a Separation from Service (as defined below) from the Company; provided, however, that no later than 30 business days after the Participant’s Separation from Service from the Company, the entire balance in the Participant’s Account shall be paid to the Participant (or the Participant’s beneficiary, if applicable) in a single lump-sum cash payment. In the event that a Participant fails to make the election provided in the preceding sentence, such Participant shall be deemed to have made an election to receive the payment described in clause (ii) of the preceding sentence. Once made, any election under this Section 5.2 is irrevocable and may not be modified by any Participant; provided, however, that deferred amounts may be paid at a different time than specified in the election form upon a change of ownership or upon financial hardship, as provided in Sections 5.5 and 6 of this Plan. Any payments due a Participant (or the Participant’s beneficiary, if applicable) shall be paid in a single lump-sum cash payment. A “Separation from Service” for purposes of the Plan shall mean a separation from service as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the corresponding regulations and guidance issued thereunder.
     5.3 A Participant may designate in writing on a form provided by or acceptable to the Committee a beneficiary or beneficiaries to be paid any benefits that are payable under the Plan following the Participant’s death. In the absence of any written designation of a beneficiary or a surviving beneficiary, any benefits payable under the Plan following the Participant’s death shall be payable to his or her estate.
     5.4 If any individual entitled to receive a payment under the Plan is determined by the Committee, in its sole discretion, to be physically, mentally, or legally incapable of receiving or acknowledging receipt of such payment, and no legal representative has been appointed for the individual, the Company may (but is not required to) direct payment to either the Participant’s beneficiary or the Participant’s spouse, children or other relatives by blood or marriage. The Committee and/or the Company is not required to see to the proper application of such payments, and the payment to any such individual shall completely discharge all claims which the Participant and his or her heirs and successors have under the Plan to the extent of the payment.
     5.5 Notwithstanding anything to the contrary, all of a Participant’s accumulated benefits under the Plan held in his or her Account shall become immediately payable to the Participant (or the Participant’s beneficiary, if applicable) as soon as administratively practicable following a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets (as such terms are defined under Code Section 409A and the corresponding regulations and guidance issued thereunder).
     5.6 Notwithstanding any provision of the Plan to the contrary, if a Participant becomes entitled to receive a distribution of his Account balance on account of his Separation from Service, the distribution shall not be made earlier than six months following the date of the Participant’s Separation from Service. Distributions that are withheld pursuant to this Section 5.6, shall be paid within 30 days after the end of the six-month delay period. If the Participant dies during such six-month period, the amounts withheld pursuant to this Section 5.6 shall be paid to the Participant’s Beneficiary within 90 days of the Participant’s death.
     6. Hardship. In the event of a severe financial hardship to the Participant or any beneficiary resulting from (i) a sudden and unexpected illness or accident of the Participant or beneficiary or the Participant or beneficiary’s spouse or dependent (as defined in Code Section 152(a)), (ii) loss of the Participant or beneficiary’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary, a Participant may file a notice with the authorized Human Resources representative of the Company to be presented to the Committee, advising it of the circumstances of the hardship or emergency, and requesting a withdrawal of previously deferred amounts. The Committee, in its sole discretion, may agree to accelerate distribution of all or a part of amounts previously deferred. A hardship withdrawal by a Participant shall have no effect on any amounts remaining in such Participant’s Account, and shall not have any effect on any current or future deferral election after the hardship withdrawal. Withdrawals of amounts because of such hardship shall only be permitted to the extent reasonably necessary to satisfy the hardship or emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship or emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause a financial hardship.
     7. Amendment. The Board reserves the right to amend the Plan at any time and in any fashion as it deems advisable. To be effective, any amendment to the Plan must be stated in a written instrument adopted by the Board. An amendment to the Plan adopted under this section is binding on all interested parties as of the effective date of the amendment. No amendment to the Plan may have any retroactive effect that deprives any Participant or the beneficiary of a deceased Participant of any material benefit, right or feature to which the Participant is entitled under the terms of the Plan immediately prior to the effective date of the amendment. Any amendment to this Plan must comply with all applicable legal requirements including without limitation, compliance with securities, tax, or other laws, or rules, regulations or regulatory interpretations thereof, applicable to this Plan.
     8. Termination of the Plan. The Board reserves the right to terminate the Plan at any time. The Plan will terminate as of the date designated by the Board. If the Plan, which was designed and intended to be a non-qualified deferred compensation plan for a select group of management or highly compensated employees (a “Top-Hat Plan”) is deemed not to be a Top-Hat Plan, it will be terminated. Upon the termination of the Plan, the Committee, in its sole discretion, may elect to cause all accumulated amounts in a Participant’s Account to be distributed to the Participant in a single lump-sum cash payment; provided, however, that the distribution of such Accounts is permissible under Code Section 409A and the regulations thereunder.
     9. Source of Payments. The Company intends the Plan to be unfunded for federal income tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Accordingly, the Company’s obligations under this Plan shall be general obligations of the Company and shall not be secured in any manner. The eventual payment of benefits under this Plan shall not be secured by the issuance of any negotiable instrument or other evidence of indebtedness of the Company. The Company may establish a trust and place assets in such trust to assist it in meeting the obligations under the Plan. No participant, beneficiary or other person shall be deemed to have any property interest, legal or equitable, in any specific assets of the Company as a result of the benefits provided by this Plan. Any right of a Participant to receive payment pursuant to this Plan shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company. Each Participant shall have only the status of a general unsecured creditor hereunder, and this Plan shall constitute only a promise by the Company to pay the value of any deferred amounts on any required payment date. In no event shall any of the directors, officers or employees of the Company or any affiliate be liable in their individual capacities to any person whomsoever for the payment of benefits under the Plan.
     10. Withholding. The Company may withhold from any amounts payable pursuant to this Plan or from any other compensation payable to a Participant such Federal, state and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     11. No Right to Employment. Nothing in this Plan shall confer upon a Participant the right to remain employed by the Company.
     12. Waiver of Breach. If the Company, the Committee or any Participant fails to require the performance of any term of this Plan, then that failure shall not prevent the party from later enforcing that term. If the Company, the Committee or any Participant waives a breach of a term, then that waiver shall not be treated as waiving a later breach of the term. This Plan constitutes the entire agreement of the parties with respect to the Plan and the Accounts, and a Participant may not rely on any promises, representations or undertakings other than those expressly set forth in the Plan.
     13. Severability. If any part of this Plan is for any reason found to be invalid or unenforceable, it shall not affect the other provisions, and this Plan shall remain in effect as though the invalid or unenforceable provisions were omitted. Upon a determination that any term or other provision is invalid or unenforceable, the Board shall in good faith amend the Plan so as to give effect to the original intent of the Board as closely as possible.
     14. Non-Assignability. Any amounts payable to a Participant pursuant to this Plan shall not be assignable or transferable by such Participant (other than pursuant to Section 5.3, by will or the laws of descent and distribution) or by the Company (other than to successors of the Company) and no amounts deferred pursuant to the Plan shall be subject in any manner to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy, lien, attachment, garnishment, debt or other charge or disposition of any kind.
     15. Tax Treatment. The Company and the Board make no warranties to any person regarding tax treatment of participation in the Plan and make no warranties for any action or omission of the Company, the Board or a Participant in connection with such tax treatment. Participants have been advised to consult with their own tax advisers regarding the tax consequences of participation in the Plan.
     16. Successors. Unless otherwise stated in the Plan, all obligations of the Company under the Plan shall be binding on all corporate successors.

     17. Governing Law. This Plan will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law principles.
     18. Compliance with Law. This Plan is intended to comply with applicable law. Without limiting the foregoing, the Plan is intended to comply with the applicable requirements of Code Section 409A, and shall be administered in accordance with Code Section 409A and its corresponding regulations and related guidance to the extent that Code Section 409A applies to the Plan. Notwithstanding anything in the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Code Section 409A and its corresponding regulations and related guidance. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Code Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such penalties will not be imposed. To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Code Section 409A, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.